   --------------------------------------------------------------------------
    T O O U R S T O C K H O L D E R S, C U S T O M E R S A N D F R I E N D S

FirsTier Financial, Inc., reported record net income of $14,269,000 for the second quarter of 1995, an increase of 2.90 percent over net income of $13,867,000 reported in the same period of 1994. For the first six months, earnings were $27,636,000, compared with $27,572,000 earned in the first half of 1994. On a per share basis, earnings were $.76 for the second quarter and $1.48 for the first six months, compared to $.73 and $1.45 for the same periods last
year, an  increase of  4.11  percent and  2.07 percent,  respectively.       The
acquisition of the Cornerstone Bank Group on January 3, 1995, has been accounted for as a pooling of interests. As a result, all financial results for 1994 and prior periods have been restated. Net interest income was $34.2 million for the second quarter of 1995, compared to $34.3 million for the same period last year. Net interest margin was 4.43 percent, compared to 4.68 percent for the second quarter of 1994. Non-interest income was $14.4 million for the second quarter and $27.8 million for the first six months, compared to $13.3 million and $27.2 million for the same periods last year, an increase of 8.24 percent and 2.22 percent, respectively. Non-interest expense in the second quarter of 1995 increased $478,000, or 1.69 percent, compared to the same period last year.
   Under-performing assets on June 30, 1995 totaled $10.8 million, or .49 percent of total loans and other real estate, compared to $15.0 million, or .74 percent of total loans and other real estate on June 30, 1994. Under-performing assets consist of non-accrual loans and leases, loans 90 days past due and still accruing interest, restructured loans, other real estate owned and repossessed assets. FirsTier's reserve for loan and lease losses on June 30, 1995 was $53.0 million, or 2.41 percent of total loans and leases. This represents an increase of $13,000 over the previous quarter and $352,000 over the same period in 1994. On April 1, 1995, FirsTier Financial acquired First Continental Financial, Inc., holding company for the $41 million asset River City National Bank in Omaha. At the time of the purchase, River City Bank was merged into FirsTier Bank, N.A., Omaha. FirsTier opened three new bank branches in June of 1995. FirsTier Bank, N.A., Lincoln's new branch at 27th and Ticonderoga serves a dynamic new commercial center in northwest Lincoln. FirsTier Bank, N.A., Omaha opened a branch at 30th and Potter in north Omaha and a new branch inside the Baker's Supermarket at 84th and Frederick. With the addition of these offices, FirsTier has 63 full-service branches and more than 100 automatic teller machines in 12 Nebraska communities and 7 Iowa communities. We are prepared to begin construction of two more branches inside Baker's Supermarkets and expect this work to be completed late in the third quarter of this year.
   FirsTier continues to invest in automation to enhance customer service. Our new Cash & Check Card brings the "checkless" society one step closer as customers use this card instead of checks to make purchases wherever Visa-Registered Trademark- cards are welcomed. We introduced the Cash & Check Card to our customers late last year and have experienced excellent product acceptance in the past six months. Additionally, our customers can access their accounts from 6:00 a.m. to 11:00 p.m., seven days a week, with FirsTier Account Line. Recent market research targeted at Account Line users gives FirsTier high marks for this automated telephone service. We are in a "service" industry and place a high priority on positive personal relationships with our customers and reliable, customer-friendly automated support systems. Our outstanding people and well-managed systems give substance to FirsTier's positioning statement for customers: YOU'RE FIRST HERE AT FIRSTIER. FirsTier Financial has a solid capital position, excellent asset quality and a strong market franchise. Core earnings are healthy, and we expect 1995 to be a satisfactory year for your company.

Sincerely,

David A. Rismiller
CHAIRMAN OF THE BOARD AND
CHIEF EXECUTIVE OFFICER

AUGUST 1, 1995

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
FIRSTIER FINANCIAL, INC.                                                       2
--------------------------------------------------------------------------------

BOARD OF DIRECTORS

JAMES P. ABEL
PRESIDENT
NEBCO, Inc.

DUANE W. ACKLIE**
CHAIRMAN
Crete Carrier Corporation

LAWRENCE J. ARTH
CHAIRMAN AND CHIEF EXECUTIVE OFFICER
Ameritas Life Insurance Corporation

RICHARD K. DAVIDSON
CHAIRMAN AND CHIEF EXECUTIVE OFFICER
Union Pacific Railroad Company

J. ROBERT DUNCAN
CHAIRMAN
Duncan Aviation, Inc.

STEVEN H. DURHAM
CHAIRMAN
Global Resources, Ltd. L.L.C.

CHARLES F. HEIDER**
GENERAL PARTNER
Heider-Weitz Partnership

JACK R. MCDONNELL**
EXECUTIVE VICE PRESIDENT
AND CHIEF OPERATING OFFICER
FirsTier Financial, Inc.

DAVID A. RISMILLER**
CHAIRMAN OF THE BOARD, PRESIDENT AND
CHIEF EXECUTIVE OFFICER
FirsTier Financial, Inc.

WALTER SCOTT, JR.*
PRESIDENT AND CHAIRMAN OF THE BOARD
Peter Kiewit Sons', Inc.

THOMAS J. SKUTT
CHAIRMAN OF THE BOARDS AND
CHIEF EXECUTIVE OFFICER
Mutual of Omaha Insurance Companies

DR. L. DENNIS SMITH
PRESIDENT
University of Nebraska

*  Chairman of the Executive Committee, Board of Directors
** Member of the Executive Committee, Board of Directors

PRINCIPAL CORPORATE OFFICERS

DAVID A. RISMILLER**
CHAIRMAN OF THE BOARD, PRESIDENT
AND CHIEF EXECUTIVE OFFICER

JACK R. MCDONNELL**
EXECUTIVE VICE PRESIDENT AND
CHIEF OPERATING OFFICER

DWAIN C. CARLSON
VICE PRESIDENT AND DIRECTOR OF
CORPORATE ASSET LIABILITY MANAGEMENT

THOMAS B. FISCHER
VICE PRESIDENT, SECRETARY AND GENERAL COUNSEL

DAVID F. GRIEBEL
VICE PRESIDENT AND DIRECTOR OF MARKETING

AARON C. HILKEMANN
VICE PRESIDENT AND DIRECTOR OF
FINANCIAL OPERATIONS

MARK J. MATTHES
VICE PRESIDENT AND DIRECTOR OF OPERATIONS

JOHN F. MOCK
VICE PRESIDENT AND DIRECTOR OF
HUMAN RESOURCES

THE CORPORATION

FirsTier Financial, Inc., is a regional multi-bank holding company. Primary subsidiaries of the corporation in Nebraska are: FirsTier Bank, N.A., Omaha; FirsTier Bank, N.A., Lincoln; FirsTier Bank, N.A., Norfolk; and FirsTier Bank, N.A. Scottsbluff-Gering. Primary subsidiaries in Iowa are: FirsTier Bank, N.A., Council Bluffs; Nevada National Bank in Nevada; Valley State Bank based in Rock Valley; and Security Savings Bank headquartered in Williamsburg.

On June 30, 1995, FirsTier had 63 full service branches in a 700 mile region stretching from eastern Iowa to the western border of Nebraska and a loan production office in Garden City, Kansas. FirsTier provides a full range of financial services to corporate, retail and trust customers in Nebraska, Iowa and contiguous states.

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
FINANCIAL HIGHLIGHTS                                                           3
--------------------------------------------------------------------------------

                                             FOR THE THREE MONTHS ENDED JUNE 30          FOR THE SIX MONTHS ENDED JUNE 30
                                                                      PERCENTAGE                                  PERCENTAGE
                                              1995         1994         CHANGE          1995          1994          CHANGE
                                           -----------  ----------  --------------  ------------  ------------  --------------
INCOME AND DIVIDENDS
 ($ IN THOUSANDS)
  Net Income.............................  $    14,269      13,867          2.9%    $     27,636        27,572          0.2%
  Cash Dividends Declared................        5,548       4,471         24.1           10,330         8,953         15.4
PER SHARE
  Net Income.............................          .76         .73          4.1             1.48          1.45          2.1
  Cash Dividends Declared................          .30         .26         15.4              .56           .52          7.7
FINANCIAL INFORMATION
 ($ IN THOUSANDS)
  Average Assets.........................    3,632,570   3,455,476          5.1        3,576,403     3,410,546          4.9
  Average Loans and Leases...............    2,203,456   1,987,466         10.9        2,171,070     1,962,471         10.6
  Average Deposits.......................    2,833,681   2,735,938          3.6        2,788,671     2,715,804          2.7
  Average Stockholders' Equity...........      358,626     336,819          6.5          352,388       335,578          5.0
  Book Value Per Share (At June 30)......                                                  19.74         18.12          8.9
  Market Value Per Share (At June 30)....                                                  36.75         31.67         16.0
RATIOS
  Return on Average Assets...............         1.58%       1.61         (1.9   )         1.56          1.63         (4.3   )
  Return on Average Equity...............        15.96       16.51         (3.3   )        15.81         16.57         (4.6   )
  Average Equity to Assets...............         9.87        9.75          1.2             9.85          9.84          0.1
  Tier 1 Leverage........................                                                   9.65          9.50          1.6
  Net Interest Margin....................         4.43        4.68         (5.3   )         4.48          4.75         (5.7   )
OTHER INFORMATION
  Number of Shares.......................                                             18,492,646    18,682,528         (1.0   )
  Number of Stockholders.................                                                  2,040         2,056         (0.8   )

                                      [MAP]

CONSOLIDATED STATEMENTS OF INCOME
(Unaudited) ($ in thousands, except per share amounts)                         4
--------------------------------------------------------------------------------

                                                                          THREE MONTHS ENDED     SIX MONTHS ENDED
                                                                               JUNE 30               JUNE 30
                                                                           1995       1994       1995       1994
                                                                         ---------  ---------  ---------  ---------
INTEREST INCOME
  Interest and fees on loans and leases
    Taxable............................................................  $  48,408     39,172     93,763     75,776
    Nontaxable.........................................................        474        513        911      1,636
  Interest on securities
    Taxable............................................................      9,889     11,692     19,368     23,500
    Nontaxable.........................................................      6,039      5,137     11,838     10,067
  Interest on federal funds sold and resale agreements.................      1,786      1,059      3,544      1,565
                                                                         ---------  ---------  ---------  ---------
    Total interest income..............................................     66,596     57,573    129,424    112,544
                                                                         ---------  ---------  ---------  ---------
INTEREST EXPENSE
  Interest on deposits
    Savings and interest checking......................................      5,423      4,802     10,431      9,537
    Time...............................................................     21,283     15,125     40,381     29,217
  Interest on short-term and FHLB borrowings...........................      5,446      3,069     10,626      5,190
  Interest on long-term debt...........................................        294        306        589        613
                                                                         ---------  ---------  ---------  ---------
    Total interest expense.............................................     32,446     23,302     62,027     44,557
                                                                         ---------  ---------  ---------  ---------
    NET INTEREST INCOME................................................     34,150     34,271     67,397     67,987
Provision for loan and leases losses...................................        269        177        538     (1,590)
                                                                         ---------  ---------  ---------  ---------
    NET INTEREST INCOME AFTER PROVISION FOR LOAN AND LEASE LOSSES......     33,881     34,094     66,859     69,577
                                                                         ---------  ---------  ---------  ---------
NON-INTEREST INCOME
  Trust services.......................................................      4,181      3,978      8,369      8,019
  Service charges on deposit accounts..................................      4,396      3,836      8,395      7,834
  Credit card fees.....................................................      2,441      2,158      4,651      4,280
  Securities gains, net................................................         10         --         10        212
  Other................................................................      3,332      3,295      6,421      6,895
                                                                         ---------  ---------  ---------  ---------
    Total non-interest income..........................................     14,360     13,267     27,846     27,240
                                                                         ---------  ---------  ---------  ---------
NON-INTEREST EXPENSE
  Salaries and benefits................................................     13,958     13,626     28,017     27,660
  Premises and equipment...............................................      3,643      3,754      7,176      7,544
  Data processing fees.................................................      1,344      1,368      2,587      2,707
  Credit card processing expense.......................................      1,458      1,325      2,738      2,729
  Amortization of goodwill.............................................        458        402        859        806
  Other................................................................      7,924      7,832     15,768     17,724
                                                                         ---------  ---------  ---------  ---------
    Total non-interest expense.........................................     28,785     28,307     57,145     59,170
                                                                         ---------  ---------  ---------  ---------
    Income before income tax expense...................................     19,456     19,054     37,560     37,647
    Income tax expense.................................................      5,187      5,187      9,924     10,075
                                                                         ---------  ---------  ---------  ---------
NET INCOME.............................................................  $  14,269     13,867     27,636     27,572
                                                                         ---------  ---------  ---------  ---------
                                                                         ---------  ---------  ---------  ---------
NET INCOME PER SHARE...................................................  $     .76        .73       1.48       1.45
                                                                         ---------  ---------  ---------  ---------
                                                                         ---------  ---------  ---------  ---------

                                      [MAP]

CONSOLIDATED BALANCE SHEETS
June 30, (Unaudited) ($ in thousands)                                          5
--------------------------------------------------------------------------------

                                                                                                      1995         1994
                                                                                                  ------------  ----------
ASSETS
Cash and due from banks.........................................................................  $    237,065     204,486
Federal funds sold and securities purchased under resale agreements.............................        82,465     170,155
Securities available for sale (amortized cost $227,979 in 1995 and $287,822 in 1994)............       232,604     286,271
Investment securities (market value $753,562 in 1995 and $726,842 in 1994)......................       745,451     731,127
Loans and leases, net...........................................................................     2,144,876   1,980,861
Premises and equipment..........................................................................        50,321      50,406
Accrued interest receivable.....................................................................        31,532      27,688
Other assets....................................................................................        56,113      54,276
                                                                                                  ------------  ----------
  TOTAL ASSETS..................................................................................  $  3,580,427   3,505,270
                                                                                                  ------------  ----------
                                                                                                  ------------  ----------
LIABILITIES
Deposits
  Demand, non-interest-bearing..................................................................  $    473,288     476,919
  Savings and interest checking.................................................................       866,925     890,465
  Time..........................................................................................     1,465,776   1,285,939
                                                                                                  ------------  ----------
  TOTAL DEPOSITS................................................................................     2,805,989   2,653,323
Short-term borrowings...........................................................................       186,346     294,895
Federal Home Loan Bank borrowings...............................................................       156,500     159,735
Other liabilities...............................................................................        54,559      46,320
Long-term debt..................................................................................        11,915      12,453
                                                                                                  ------------  ----------
  TOTAL LIABILITIES.............................................................................     3,215,309   3,166,726
                                                                                                  ------------  ----------
STOCKHOLDERS' EQUITY
Preferred stock -- $30 par value; authorized 2,000,000 shares...................................            --          --
Common stock -- $5 par value; authorized 40,000,000 shares; issued and outstanding 18,822,202
 shares in 1995 and 18,814,695 shares in 1994...................................................        94,111      94,073
Surplus.........................................................................................         5,876      10,825
Retained earnings...............................................................................       273,162     241,752
Net unrealized securities gains (losses)........................................................         2,837        (967)
                                                                                                  ------------  ----------
                                                                                                       375,986     345,683
Less treasury stock, at cost 329,556 shares in 1995 and 244,666 shares in 1994..................        10,868       7,139
                                                                                                  ------------  ----------
  TOTAL STOCKHOLDERS' EQUITY....................................................................       365,118     338,544
                                                                                                  ------------  ----------
    TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY..................................................  $  3,580,427   3,505,270
                                                                                                  ------------  ----------
                                                                                                  ------------  ----------

          See accompanying notes to consolidated financial statements

                                      [MAP]

OTHER FINANCIAL INFORMATION                                                    6
--------------------------------------------------------------------------------

CONSOLIDATED STATEMENTS OF
RETAINED EARNINGS
Six Months Ended June 30 (Unaudited)
($ IN THOUSANDS)

                                       1995        1994
                                    ----------  ----------
BALANCE AT JANUARY 1..............  $  255,856     252,086
Net Income........................      27,636      27,572
Cash dividends declared...........      10,330       8,953
  ($.56 and $.52 per share in 1995
   and 1994, respectively)........
Less transfer to Surplus..........          --      28,953
                                    ----------  ----------
BALANCE AT JUNE 30................  $  273,162     241,752
                                    ----------  ----------
                                    ----------  ----------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1) On January 3, 1995, FirsTier acquired Cornerstone Bank Group, Inc. in a transaction accounted for as a pooling of interests. In connection with this acquisition, FirsTier issued 1,555,075 shares in exchange for 100% of the outstanding shares of Cornerstone Bank Group, Inc. All prior period financial information has been restated to reflect this acquisition.
(2) On April 1, 1995, FirsTier acquired all of the outstanding shares of First Continental Financial, Inc., the holding company of River City National Bank, which had assets of approximately $41 million. River City National Bank operated in three locations in west Omaha, Nebraska, and are now branches of FirsTier Bank, N.A., Omaha. This acquisition has been accounted for as a purchase transaction.

(3) Certain accounts in the financial statements of the prior year have been reclassified to conform with current year presentation. Such reclassifications had no effect on net income.

ALLOWANCE FOR LOAN AND LEASE LOSSES
($ IN THOUSANDS)

                                          1995       1994
                                        ---------  ---------
BALANCE AT JANUARY 1..................  $  53,250     54,345
Addition due to acquisition...........        290         --
Provision for credit losses...........        538     (1,590)
Losses charged off....................      2,679      2,657
Recoveries on amounts charged off.....      1,603      2,552
                                        ---------  ---------
BALANCE AT JUNE 30....................  $  53,002     52,650
                                        ---------  ---------
                                        ---------  ---------
Allowance as a percentage of loans and
 leases...............................       2.41%      2.59
Net charge-offs as a percentage of
 average loans and leases.............        .05%       .01

UNDER-PERFORMING ASSETS
($ IN THOUSANDS)

JUNE 30                                  1995       1994
                                    ---------  ---------
Non-accrual loans and leases......  $   7,847     10,010
Loans ninety days past due and
 accruing.........................      1,582      1,380
Restructured loans................         18        549
Other real estate owned...........      1,311      2,986
Repossessed assets................         59         87
                                    ---------  ---------
TOTAL UNDER-PERFORMING ASSETS.....  $  10,817     15,012
                                    ---------  ---------
                                    ---------  ---------

Under-performing assets as a
 percentage of loans, leases,
 other
 real estate owned and repossessed
 assets...........................        .49%       .74
                                    ---------  ---------
                                    ---------  ---------

                                      [MAP]

ANALYSIS OF NET INTEREST INCOME
(TAX EQUIVALENT BASIS) ($ IN THOUSANDS)                                        7
--------------------------------------------------------------------------------

                                                                         THREE MONTHS ENDED         SIX MONTHS ENDED
                                                                              JUNE 30                   JUNE 30
                                                                          1995         1994         1995         1994
                                                                      ------------  ----------  ------------  ----------
Net interest income.................................................  $     36,663      36,737        72,660      73,116
Average earning assets..............................................     3,316,773   3,146,785     3,268,059   3,101,865
Average interest-bearing liabilities................................     2,713,972   2,572,074     2,675,581   2,524,378
Yield on earning assets.............................................          8.36%       7.65          8.31        7.65
Cost of interest-bearing liabilities................................          4.80        3.63          4.67        3.56
Net interest margin.................................................          4.43        4.68          4.48        4.75
Net interest rate spread............................................          3.56        4.02          3.64        4.09
Interest-bearing liabilities to interest-earning assets.............         81.83       81.74         81.87       81.38

STOCKHOLDERS' INFORMATION
STOCK DATA

                                                      DIVIDENDS
                                                      DECLARED
  YEAR     PERIOD              HIGH        LOW        PER SHARE
---------  ----------------  ---------  ---------  ---------------
1994       First Quarter         33.17      28.00           .26
           Second Quarter        31.83      29.33           .26
           Third Quarter         35.00      31.00           .26
           Fourth Quarter        33.00      30.00           .26
1995       First Quarter         33.50      29.50           .26
           Second Quarter        37.50      32.75           .30

The common stock of FirsTier Financial, Inc. (FRST) is traded on the Over-the-Counter Market and is quoted on the NASDAQ National Market System.

CORPORATE OFFICE

The Corporate Office is located at 1700 Farnam Street, P.O. Box 3443, Omaha, Nebraska 68103-0443. The telephone number is (402) 348-6000.

FORM 10Q

A copy of the second quarter report to the Securities and Exchange Commission (Form 10Q) may be obtained without charge by written request to the Director of Marketing at the Corporate Office.

INDEPENDENT PUBLIC ACCOUNTANTS

The independent public accountants of FirsTier Financial, Inc. are Arthur Andersen LLP, Omaha, Nebraska.

TRANSFER AGENT

Stockholder inquiries may be directed to:
State Street Bank and Trust Company
Securities Transfer Services Department
P.O. Box 8204
Boston, MA 02266
Telephone: (800) 257-1770
8:00 a.m. to 6:00 p.m.
(Eastern Time)

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
    [LOGO]
----------------------------------
    1700 FARNAM STREET
    P.O. BOX 3443
    OMAHA, NEBRASKA
    68103-0443
    [LOGO]
----------------------------------------------------
                    S E C O N D  Q U A R T E R   R E P O R T

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                                 JUNE 30, 1995